Exhibit 99.1

[ICON] Sovereign Bancorp                                            NEWS RELEASE

          Corporate Headquarters: 1500 Market Street, Philadelphia, Pa

FOR IMMEDIATE RELEASE
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DATE: 3/6/03      FINANCIAL CONTACTS:
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                  Jim Hogan           610-320-8496    jhogan@sovereignbank.com
                  Mark McCollom       610-208-6246    mmccollo@sovereignbank.com
                  Tye Barnhart        610-988-0300    tbarnhar@sovereignbank.com

                  MEDIA CONTACT:
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                  Ed Schultz          610-371-3201    eschultz@sovereignbank.com
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                     Sovereign Bank Announces Debt Issuance

PHILADELPHIA, PA... Sovereign Bank ("Bank"), a subsidiary of Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), announced today an issuance of $500 million of Bank subordinated notes. The notes will have a coupon of 5.165% and will mature as of March 15, 2013.

James D. Hogan, Chief Financial Officer of Sovereign, said, "We are very pleased with the execution of this transaction. As a result, we have significantly increased Tier 2 Capital at both the Bank and Sovereign Bancorp and have also increased the Bank's availability to pay dividends to the Bancorp."

The joint lead managers for the transaction were Lehman Brothers, Inc. and Salomon Smith Barney. Co-managers were Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Friedman Billings Ramsey, Keefe, Bruyette & Woods, Inc., and Sandler O'Neill & Partners, L.P.

A live web-cast conference was held on February 27, 2003 discussing Sovereign's broader asset and liability management and capital plans. A replay of this web-cast can be accessed anytime through 6:00 pm ET March 21, 2003. An electronic presentation document can be accessed at http://ir.thomsonfn.com/IRUploads/8271/FileUpload/Restructuring.ppt or at www.sovereignbank.com =>Investor Relations=>Financial Reports=>Corporate Presentations. The presentation document serves as a reference and summary for the web-cast.

Sovereign Bancorp, Inc., ("Sovereign") headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $40 billion financial institution with approximately 525 community banking offices, over 1,000 ATMs and about 7,500 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. Sovereign is among the 25 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

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Note:

This press release contains statements of Sovereign's strategies, plans, and objectives, as well as estimates of future operating results for 2003 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, competition, terrorist attacks, armed conflicts involving the U.S. Military; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. Operating earnings may differ from net income due to items such as merger-related charges, balance sheet restructuring charges, and certain other non-recurring items.
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